Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

Cypress Reports Fourth-Quarter and Year-End 2010 Results

•	TrueTouch™ and PSoC revenue exceeded expectations and set new records

•	Handset revenue increased 27% sequentially

•	Fiscal 2010 revenue increased 32% year-over-year

•	Cash flow from operations in 2010 totaled $270 million, up 202% from 2009

•	Q1 revenue expected to outperform normal negative seasonality

SAN JOSE, Calif., January 27, 2011 — Cypress Semiconductor Corp. (NASDAQ: CY) today announced that non-GAAP1 revenue for the 2010 fourth quarter was $226.6 million, down 2.3% from $231.9 million for the prior quarter, and up 16.8% from $194.0 million for the year-ago period. GAAP revenue for the 2010 fourth quarter—which included a reduction of $6.3 million due to the accounting treatment for settling a long-standing civil antitrust lawsuit on SRAMs—was $220.3 million.

Cypress recorded GAAP net income of $9.1 million in the 2010 fourth quarter, or diluted earnings per share of $0.05. This compares with last quarter’s diluted earnings per share of $0.18 and a diluted earnings per share in the year-ago fourth quarter of $0.02.

Non-GAAP1 net income for the 2010 fourth quarter—excluding stock-based compensation, acquisition-related charges, the SRAM legal settlement, restructuring and other special charges and credits—totaled $50.6 million, or diluted earnings per share of $0.25. That compares with non-GAAP1 diluted earnings per share of $0.28 for the prior quarter and diluted net earnings per share of $0.16 for the year-ago fourth quarter.

For the fiscal year 2010, Cypress posted total non-GAAP1 revenue of $883.8 million, an increase of 32.3% from fiscal year 2009 revenue of $667.8 million. On a GAAP basis, Cypress posted total revenue of $877.5 million, an increase of 31.4% from fiscal 2009 revenue of $667.8 million.

On a non-GAAP1 basis, Cypress’s fiscal year 2010 diluted earnings per share was $0.94, compared with diluted earnings per share of $0.10 in 2009. On a GAAP basis, Cypress’s fiscal year 2010 diluted net earnings per share was $0.40, compared with a diluted net loss per share of $1.03 in 2009.

Cypress President and CEO T.J. Rodgers said, “Cypress’s fourth-quarter revenue decreased 2% sequentially, beating seasonally down trends. The strength came from our CCD division which grew 10% sequentially due to very strong TrueTouch touchscreen revenues, which drove our overall mobile handset revenues up 27%. Gross margins and cash flow remained strong during the quarter and we continued to keep our expenses under tight control.

“It was a very good year for Cypress and its shareholders,” Rodgers said. “Our 2010 revenue grew 32% year-over-year, rebounding strongly from a tough 2009. Diluted earnings per share increased by more than a factor of nine, and our stock price appreciation of 76% exceeded all major indexes by a wide margin. Our flagship PSoC and TrueTouch products achieved record revenue and design wins. Our SRAM revenue, which grew 43% for the year, continues to generate strong profits and cash flow.

“Bookings for our PSoC-powered touchscreen controllers and optical finger navigation businesses extend into Q2,” Rodgers said. “Our Q4 book-to-bill was 1.35, due to strong new design wins and bookings for our touchscreen products. We also expect Q1 revenue to exceed normal negative seasonal trends.”

BUSINESS REVIEW

+ Non-GAAP1 consolidated gross margin for the fourth quarter was 59.1%, down 1.1 percentage points from the previous quarter, as expected, due to product mix.

+ Fourth-quarter net inventory increased $12.9 million quarter-on-quarter, as we increased our die bank profiles to support significant new designs and higher than previously expected revenues. Net inventory increased 11.6% on a year-over-year basis.

+ Cash and investments totaled $458.0 million, or $2.69 per basic share and did not include $43.9 million invested in our yield enhancement program which was invested over the end of the quarter and matured in mid-January, returning $47.0 million in cash.

+ The company repurchased 1.9 million shares at an average cost of $17.40 per share during Q4. The amount remaining at the end of Q4 on the stock repurchase program is $567 million.

Additional fourth-quarter and annual data and comparisons relevant to Cypress’s business units are presented below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

January 2, 2011

	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
GAAP REVENUE ($M)	100.9	25.4	90.1	216.4	3.9	220.3
Percentage of total revenues	45.8%	11.5%	40.9%	98.2%	1.8%	100.0%

NON-GAAP REVENUE ($M)	100.9	25.4	96.4	222.7	3.9	226.6
Percentage of total revenues	44.5%	11.2%	42.6%	98.3%	1.7%	100.0%

GROSS MARGIN (%)
On a GAAP basis	59.5%	66.9%	50.2%	56.5%	21.1%	55.9%
On a non-GAAP[1] basis	61.5%	68.9%	55.5%	59.8%	23.2%	59.1%

THREE MONTHS ENDED

October 3, 2010

	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
GAAP AND NON-GAAP REVENUE ($M)	91.9	28.9	105.0	225.8	6.1	231.9
Percentage of total revenues	39.6%	12.5%	45.3%	97.4%	2.6%	100.0%

GROSS MARGIN (%)
On a GAAP basis	59.1%	71.6%	55.1%	58.8%	30.3%	58.1%
On a non-GAAP[1] basis	61.2%	73.7%	57.3%	61.0%	32.4%	60.2%

TWELVE MONTHS ENDED

January 2, 2011

	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
GAAP REVENUE ($M)	343.2	110.6	405.9	859.7	17.8	877.5
Percentage of total revenues	39.1%	12.6%	46.3%	98.0%	2.0%	100.0%

NON-GAAP REVENUE ($M)	343.2	110.6	412.2	866.0	17.8	883.8
Percentage of total revenues	38.8%	12.5%	46.7%	98.0%	2.0%	100.0%

GROSS MARGIN (%)
On a GAAP basis	57.7%	68.8%	52.1%	56.5%	19.9%	55.7%
On a non-GAAP[1] basis	60.3%	71.4%	55.4%	59.4%	22.4%	58.7%

TWELVE MONTHS ENDED

January 3, 2010

	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]		Consolidated
GAAP AND NON-GAAP REVENUE ($M)	274.9	96.6	288.2	659.7	8.1		667.8
Percentage of total revenues	41.1%	14.5%	43.2%	98.8%	1.2%		100.0%

GROSS MARGIN (%)
On a GAAP basis	45.7%	57.1%	34.2%	42.4%	<110.3	%>	40.5%
On a non-GAAP[1] basis	51.7%	63.3%	40.7%	48.6%	<72.6	%>	47.1%

1.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.
2.	CCD – Consumer and Computation Division; DCD—Data Communications Division; MID—Memory and Imaging Division.
3.	“Emerging Technology” – Businesses outside our core semiconductor businesses outlined in footnote 4. Includes subsidiaries Cypress Envirosystems and AgigA Tech, as well as the ONS (Optical Navigation System) Business Unit, the China Business Unit and our foundry-support business.
4.	“Core Semiconductor” – Includes CCD, DCD and MID and excludes “Emerging Technology.”

FOURTH-QUARTER 2010 HIGHLIGHTS

+ Our TrueTouch touchscreen solutions—which allow the ability to read 10 touches at once—continued to register robust design wins and set new design win records during the quarter: Samsung Electronics selected TrueTouch™ to drive its new Wave 2 and Galaxy 5 smartphones. Acer used TrueTouch its dual-screen ICONIA notebook computer, the industry’s first 10-finger touchscreen based on a multichip solution for screens up to 14 inches. Tokyo-based KDDI designed TrueTouch into the popular, new IS03 Android smartphone manufactured by Sharp Communication Systems Group. HTC selected TrueTouch for its HTC 7 Surround and HTC 7 Mozart mobile smartphones, which are based on the Windows® Phone 7 Series recently introduced by Microsoft.

+ Cypress announced that it will more than triple its manufacturing capacity in 2011 to meet the rapidly expanding demand for its TrueTouch™ touchscreen controllers and next-generation PSoC products. The expansion, which will be complete in the third quarter, is already underway. TrueTouch offers the industry’s fastest, most accurate touchscreen user experience.

+ Cypress announced production availability of a new, high-performance single-chip TrueTouch solution for large multitouch touchscreens up to 11.6 inches. The solution opens up increased market opportunities for Cypress in the fast-growing tablet PC market and other large touchscreen markets.

+ The Acer ICONIA, a notebook computer with dual 14-inch touchscreens powered by Cypress’s TrueTouch technology, was named top product at the tenth annual “Last Gadget Standing” competition at this year’s Consumer Electronics Show (CES 2011). The Barnes & Noble Color Nook e-reader, which also features TrueTouch, was the “People’s Choice Award” winner.

+ Cypress shipped its 750 millionth PSoC programmable system-on-chip in the third quarter, marking one of the fastest-ever embedded product ramps. PSoC began commercial shipments in 2002. Powerful new PSoC 3 and PSoC 5 solutions dramatically improve the analog performance and processing power of PSoC 1, expanding Cypress’s addressed market from $1.6 billion to more than $15 billion.

+ PSoC played a pivotal role in the recent rescue of 33 Chilean miners. A PSoC-enabled camera, which provided the first images of the trapped miners, was designed by Cypress customer Central California Video Engineering & Manufacturing. A single PSoC chip replaced a two-inch-wide circuit board in the superslim camera, enabling it to be dropped down a borehole to the miners.

+ Epson selected Cypress’s CapSense® capacitive touch solution to control buttons and LED prompts on four new printer models, including the Artisan 725, Epson Stylus Photo PX720WD, Epson Stylus Photo TX720WD, and Epson Stylus Photo PX660. Cypress is a world-leader in capacitive touch sensing, having replaced more than 3.5 billion mechanical buttons.

+ Pioneer chose Cypress’s CapSense solution to implement the capacitive touch-sensing controls in its SD8200 family of cordless digital phones. A single CapSense device controls 22 capacitive buttons on the phones and illuminates the buttons when selected.

+ Cypress announced that Microsoft’s new Arc Touch Mouse has a CapSense-driven touch scroll strip to navigate documents and web pages, rather than a traditional mechanical scroll wheel.

+ Cypress announced that it has entered into a definitive agreement with ON Semiconductor (Nasdaq:ONNN) under which ON will acquire Cypress’s CMOS image sensor business unit for approximately $31.4 million in cash, pending the completion of various closing conditions and regulatory approvals. The companies expect the transaction to close before the end of the first quarter of 2011.

+ Cypress announced that Macy’s is replacing about 117,000 traditional incandescent light bulbs in 86 stores nationwide with Cypress-powered LED lamps from lighting designer MSi that use about 73 percent less energy.

+ Cypress introduced the industry’s first radiation-hardened 72-MBit QDR II SRAMs. The new SRAMs employ Cypress’s patented RadStop™ technology, which enables uncompromised functionality in the face of radiation doses of up to 300 kRads. The SRAMs operate at speeds up to 250 MHz with throughput of up to 36 gigabits per second, and are designed for aerospace and military applications.

+ Cypress announced two new 65 nm Quad Data Rate™ (QDRII™ and QDRII+) and Double Data Rate (DDRII and DDRII+) SRAMs at 36-Mbit and 18-Mbit densities. Cypress offers the industry’s broadest portfolio of 65-nm synchronous SRAMs, which includes densities up to 144 Mbits and speeds up to 550 MHz.

+ AgigA Tech announced that its AGIGARAM™ Non-Volatile System (NVS) has been named the Most Innovative New Product of 2010 in the Hardware and General Technology category at the 23rd CONNECT Awards hosted by CONNECT, a San Diego-based nonprofit dedicated to creating and sustaining innovative technology.

+ Cypress announced that it has registered more than 20,000 users in its Cypress Developer Community™, an online environment with forums, videos and blogs that enables Cypress customers to share design techniques about PSoC® and other Cypress products. The site is located at www.cypress.com/go/community.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch™ solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for first quarter of fiscal year 2011 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the strong profits and cash flow we expect from our SRAM products, our future revenue expectations based on our touchscreen business, the intent and timing of our manufacturing expansion, the strength and growth of our proprietary and programmable products, including TrueTouch and PSoC families, and our expectations regarding product and design wins. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the state of and future of the global economy, business conditions and growth trends in the semiconductor market, our ability to enter into new markets with our portfolio of products, whether our products perform as expected, whether the demand for our proprietary and programmable products, including especially our TrueTouch and PSoC products, is fully realized, whether our product and design wins result in increased sales, customer acceptance of Cypress and its subsidiaries’ products, seasonality in the markets we serve, our ability to achieve lower operating expenses and maintain a solid balance sheet, our ability to manage our factory utilization and expansion, the strength or softness of the markets we serve and whether those markets achieve expected growth, the financial performance of our subsidiaries and Emerging Technology Division, our ability to outgrow the market in revenue once the economy recovers and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, PSoC, CapSense, PowerPSoC, West Bridge and QDR are registered trademarks of Cypress Semiconductor Corp. Programmable System-on-Chip, TrueTouch, CapSense, RadStop, QDRII, and Quad Data Rate are trademarks of Cypress Semiconductor Corp. AGIGARAM is a trademark of AgigA Tech Corp. Windows is a registered trademark of Microsoft Corp. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 2, 2011	January 3, 2010
ASSETS

Cash, cash equivalents and short-term investments (a)	$434,261	$299,642
Accounts receivable, net	117,726	86,959
Inventories, net (b)	101,763	91,198
Property, plant and equipment, net	260,122	272,620
Goodwill and other intangible assets, net	44,335	46,968
Other assets	114,594	115,121

Total assets	$1,072,801	$912,508

LIABILITIES AND EQUITY

Accounts payable	$66,977	$61,712
Deferred income	131,757	75,881
Income tax liabilities	65,461	46,362
Other accrued liabilities	112,873	98,169

Total liabilities	377,068	282,124
Total Cypress stockholders’ equity	698,293	631,587
Noncontrolling interest	(2,560)	(1,203)

Total equity	695,733	630,384

Total liabilities and equity	$1,072,801	$912,508

(a)	Cash, cash equivalents and short-term investments do not include $24 million and $33 million of auction rate securities which are classified as long-term investments in “Other assets” as of January 2, 2011 and January 3, 2010, respectively.
(b)	Net inventories included approximately $5 million and $12 million as of January 2, 2011 and January 3, 2010, respectively related to the last-time-build program for Cypress’s Texas manufacturing facility, which ceased operations at the end of fiscal 2008. In addition, inventories include $6 million of capitalized inventories related to stock compensation expense, as of January 2, 2011 and January 3, 2010.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 2, 2011	October 3, 2010	January 3, 2010	January 2, 2011	January 3, 2010
Revenues (b)	$220,314	$231,923	$193,974	$877,532	$667,786
Cost of revenues	97,256	97,241	99,054	388,359	397,204

Gross margin (a)	123,058	134,682	94,920	489,173	270,582
Operating expenses:
Research and development (a)	47,909	45,753	39,685	176,816	181,189
Selling, general and administrative (a)	58,679	54,384	50,702	218,490	219,602
Amortization of acquisition-related intangibles	812	717	817	3,028	3,804
Restructuring charges (credits)	(283)	3,103	772	2,975	15,242

Total operating expenses, net	107,117	103,957	91,976	401,309	419,837

Operating income (loss)	15,941	30,725	2,944	87,864	(149,255)
Interest and other income, net (a)	2,246	5,357	1,577	7,168	4,685

Income (loss) before income taxes	18,187	36,082	4,521	95,032	(144,570)
Income tax provision	9,134	1,709	1,669	19,290	5,854

Income (loss), net of taxes	9,053	34,373	2,852	75,742	(150,424)
Noncontrolling interest, net of taxes	(375)	(145)	(383)	(866)	(946)

Net income (loss)	8,678	34,228	2,469	74,876	(151,370)
Less: net loss attributable to noncontrolling interest	375	145	383	866	946

Net income (loss) attributable to Cypress	$9,053	$34,373	$2,852	$75,742	$(150,424)

Net income (loss) per share attributable to Cypress:
Basic	$0.05	$0.22	$0.02	$0.47	$(1.03)
Diluted	$0.05	$0.18	$0.02	$0.40	$(1.03)
Shares used in net income (loss) per share calculation:
Basic	165,873	158,901	154,798	161,114	145,611
Diluted	197,556	186,718	184,297	191,377	145,611

(a) Includes the following credit (expense) related to Cypress’s deferred compensation plan:

Gross margin	$(196)	$(327)	$(57)	$(370)	$(516)
Research and development	$(580)	$(738)	$(63)	$(959)	$(1,454)
Selling, general and administrative	$(913)	$(1,457)	$(417)	$(1,726)	$(3,168)
Interest and other income, net	$1,690	$2,305	$1,000	$2,653	$5,150

(b) Includes a reduction of $6.3 million related to the SRAM legal settlement in the fourth quarter of fiscal 2010.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended January 2, 2011
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$60,018	$16,992	$45,222	$122,232	$826	$123,058
Stock-based compensation expense	1,952	491	1,863	4,306	76	4,382
SRAM legal settlement	—	—	6,250	6,250	—	6,250
Impairment of assets	133	34	127	294	5	299

Non-GAAP gross margin	$62,103	$17,517	$53,462	$133,082	$907	$133,989

	Three Months Ended October 3, 2010
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$54,270	$20,726	$57,852	$132,848	$1,834	$134,682
Stock-based compensation expense and other	1,990	627	2,275	4,892	132	5,024

Non-GAAP gross margin	$56,260	$21,353	$60,127	$137,740	$1,966	$139,706

	Three Months Ended January 3, 2010
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$44,286	$15,768	$38,819	$98,873	$(3,953)	$94,920
Stock-based compensation expense	2,967	927	3,058	6,952	86	7,038
License royalty	—	—	—	—	2,610	2,610

Non-GAAP gross margin	$47,253	$16,695	$41,877	$105,825	$(1,257)	$104,568

	Twelve Months Ended January 2, 2011
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$198,145	$76,150	$211,340	$485,635	$3,538	$489,173
Stock-based compensation expense	8,645	2,879	10,735	22,259	457	22,716
SRAM legal settlement	—	—	6,250	6,250	—	6,250
Impairment of assets and other	99	23	88	210	3	213

Non-GAAP gross margin	$206,889	$79,052	$228,413	$514,354	$3,998	$518,352

	Twelve Months Ended January 3, 2010
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$125,701	$55,115	$98,722	$279,538	$(8,956)	$270,582
Stock-based compensation expense	16,431	6,015	17,908	40,354	444	40,798
License royalty	—	—	—	—	2,614	2,614
Acquisition-related expense	—	—	559	559	—	559
Changes in value of deferred compensation plan	—	—	—	—	5	5

Non-GAAP gross margin	$142,132	$61,130	$117,189	$320,451	$(5,893)	$314,558

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.
(b)	CCD - Consumer and Computation Division; DCD - Data Communications Division; MID - Memory and Imaging Division.
(c)	“Core Semi” – Includes CCD, DCD and MID divisions and excludes “Emerging Technologies.”
(d)	“Emerging Technologies” – Activities outside our core semiconductor businesses outlined in footnote (c). Includes wholly owned subsidiaries Cypress Envirosystems, AgigA Tech and other.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 2, 2011	October 3, 2010	January 3, 2010	January 2, 2011	January 3, 2010
GAAP revenue	$220,314	$231,923	$193,974	$877,532	$667,786
SRAM legal settlement	6,250	—	—	6,250	—

Non-GAAP revenue	$226,564	$231,923	$193,974	$883,782	$667,786

GAAP research and development expenses	$47,909	$45,753	$39,685	$176,816	$181,189
Stock-based compensation expense	(5,792)	(5,332)	(6,498)	(21,541)	(37,537)
Acquisition-related expense	—	—	(8)	(2)	(75)
Gain on sale of long-term asset	—	—	2,437	—	2,437
Changes in value of deferred compensation plan	(183)	(91)	27	(214)	(135)

Non-GAAP research and development expenses	$41,934	$40,330	$35,643	$155,059	$145,879

GAAP selling, general and administrative expenses	$58,679	$54,384	$50,702	$218,490	$219,602
Stock-based compensation expense	(11,422)	(11,568)	(11,677)	(47,202)	(63,477)
Acquisition-related expense	7	5	(12)	—	(52)
Changes in value of deferred compensation plan	(29)	(15)	2	(37)	(46)
SRAM legal settlement	(1,000)	—	—	(1,000)	—
Impairment of assets	(4,927)	—	—	(5,293)	—

Non-GAAP selling, general and administrative expenses	$41,308	$42,806	$39,015	$164,958	$156,027

GAAP operating income (loss)	$15,941	$30,725	$2,944	$87,864	$(149,255)
Stock-based compensation expense	21,596	21,924	25,213	91,459	141,812
License royalty	—	—	2,610	—	2,614
Acquisition-related expense	805	712	837	3,028	4,490
Gain on sale of long-term asset	—	—	(2,437)	—	(2,440)
Changes in value of deferred compensation plan	212	107	(29)	252	186
Restructuring charges	(283)	3,103	774	2,975	15,242
SRAM legal settlement	7,250	—	—	7,250	—
Impairment of assets and other	5,226	—	—	5,506	—

Non-GAAP operating income	$50,747	$56,571	$29,912	$198,334	$12,649

GAAP net income (loss) attributable to Cypress	$9,053	$34,373	$2,852	$75,742	$(150,424)
Stock-based compensation expense	21,596	21,924	25,213	91,459	141,812
License royalty	—	—	2,610	—	2,614
Acquisition-related expense	805	712	837	3,028	4,490
Gain on sale of long-term asset	—	—	(2,437)	—	(2,440)
Changes in value of deferred compensation plan	212	107	(29)	252	186
Restructuring charges	(283)	3,103	774	2,975	15,242
Investment-related gains/losses	400	(3,894)	487	(3,158)	3,257
SRAM legal settlement	7,250	—	—	7,250	—
Impairment of assets and other	5,226	—	—	5,506	—
Tax effects	6,343	(2,951)	1,438	3,105	3,006

Non-GAAP net income attributable to Cypress	$50,602	$53,374	$31,745	$186,159	$17,743

GAAP net income (loss) per share attributable to Cypress - diluted	$0.05	$0.18	$0.02	$0.40	$(1.03)
Stock-based compensation expense	0.11	0.11	0.14	0.45	0.97
License royalty	—	—	0.01	—	0.02
Acquisition-related expense	—	—	—	0.01	0.03
Gain on sale of long-term asset	—	—	(0.01)	—	(0.02)
Restructuring charges	—	0.02	—	0.01	0.10
Investment-related gains/losses	—	(0.02)	—	(0.02)	0.02
SRAM legal settlement	0.04	—	—	0.04	—
Impairment of assets and other	0.02	—	—	0.03	—
Tax effects	0.03	(0.01)	0.01	0.02	0.02
Non-GAAP share count adjustment	—	—	(0.01)	—	(0.01)

Non-GAAP net income per share attributable to Cypress - diluted	$0.25	$0.28	$0.16	$0.94	$0.10

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended						Twelve Months Ended
	January 2, 2011		October 3, 2010		January 3, 2010		January 2, 2011		January 3, 2010
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income (loss) attributable to Cypress	$9,053	$50,602	$34,373	$53,374	$2,852	$31,745	$75,742	$186,159	$(150,424)	$17,743

Weighted-average common shares outstanding (basic)	165,873	165,873	158,901	158,901	154,798	154,798	161,114	161,114	145,611	145,611
Effect of dilutive securities:
Stock options, unvested restricted stock and other	31,683	36,377	27,817	34,204	29,499	38,854	30,263	36,832	—	37,637

Weighted-average common shares outstanding for diluted computation	197,556	202,250	186,718	193,105	184,297	193,652	191,377	197,946	145,611	183,248

Net income (loss) per share attributable to Cypress - basic	$0.05	$0.31	$0.22	$0.34	$0.02	$0.21	$0.47	$1.16	$(1.03)	$0.12
Net income (loss) per share attributable to Cypress - diluted	$0.05	$0.25	$0.18	$0.28	$0.02	$0.16	$0.40	$0.94	$(1.03)	$0.10

	January 2, 2011	October 3, 2010	January 3, 2010	January 2, 2011	January 3, 2010

Average stock price for the period ended	$15.51	$11.19	$9.80	$12.48	$8.33

Common stock outstanding at period end (in thousands)	170,363	162,954	159,382	170,363	159,382
Includes unvested restricted stock awards of approximately 1.9 million shares at January 2, 2011 and October 3, 2010 and 2.4 million shares at January 3, 2010, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 2, 2011	October 3, 2010	January 3, 2010	January 2, 2011	January 3, 2010
Selected Cash Flow Data (Preliminary):
Net cash provided by operating activities	$76,347	$109,405	$75,275	$269,906	$89,303
Net cash provided by (used in) investing activities	$(96,099)	$3,059	$(5,424)	$(150,734)	$(43,126)
Net cash provided by (used in) financing activities	$(30,645)	$12,320	$(17,407)	$(99,547)	$(7,368)

Other Supplemental Data (Preliminary):
Capital expenditures	$13,666	$10,715	$7,545	$50,786	$25,823
Depreciation	$12,402	$12,049	$12,370	$47,859	$50,870

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investment in Cypress’s common stock under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, and (2) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature, and (2) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Impairment of assets.

Cypress wrote down the book value of certain assets to its estimated fair value as management determined these assets will be donated, sold or will have no future benefit. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	SRAM legal settlement.

Cypress has settled the SRAM civil antitrust lawsuits. Cypress excludes these items because the legal settlements are not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	License royalty.

License royalty represents the historical impact of a license agreement signed in the fourth quarter of 2009. These historical costs are excluded from Cypress’s non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Gains on sales of long-term assets.

Cypress recognizes gains resulting from the sale of certain long-term assets that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Tax effects.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above. Additionally, Cypress also excludes the impact of items that are related to historical activities in nature and not reflective of the ongoing operating results of Cypress.